Exhibit 10.1

As Approved August 20, 2013

VANTAGE DRILLING COMPANY

MANAGEMENT INCENTIVE PLAN

ARTICLE I

ESTABLISHMENT, PURPOSE AND DURATION

1.1 Establishment. The Company hereby establishes an incentive compensation plan, to be known as the “Vantage Drilling Company Management Incentive Plan,” as set forth in this document. The Plan will become effective as of the Effective Date.

1.2 Purpose of the Plan. The Plan is designed to enhance the Company’s ability to attract and retain highly qualified executives and provide additional financial incentives to such executives to promote the success of the Company.

1.3 Duration of the Plan. Unless sooner terminated as provided herein, the Plan shall terminate on the Termination Date.

ARTICLE II

DEFINITIONS

Unless otherwise defined in this Plan, the words and phrases defined in this Article shall have the meaning set out below throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.

2.1 “Board” means the Board of Directors of the Company.

2.2 “Change in Control of the Company” mean a change of control of the Company which results from the occurrence of any one or more of the following events after the Effective Date:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company or any Subsidiary, (B) any acquisition by the Company or any Subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (C) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in subsection (c) (below) are satisfied;

(b) A reverse merger involving the Company or the parent of the Company (as defined in section 424(e) of the Code or an equivalent non-corporate entity, “Parent”), in which the Company or the Parent, as the case may be, is the surviving corporation but the shares of common stock of the Company or the Parent outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and the shareholders of the Parent immediately prior to the completion of such

As Approved August 20, 2013

transaction hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the surviving entity or, if more than one entity survives the transaction, the controlling entity;

(c) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(d) The effective date of a Merger, unless immediately following such Merger, (A) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger, and (B) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Merger;

(e) The sale or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, (A) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than fifty percent (50%) of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition, and (B) at least a majority of the members of the board of directors of such corporation (or its parent corporation) were members of the Incumbent Board at the time of execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

(f) The adoption of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of this definition of Change of Control, to the extent that any payment (or acceleration of payment) hereunder is (A) considered to be deferred compensation that is subject to, and not exempt under, section 409A of the Code, and (B) payable due to the Change of Control, then the term Change of Control hereunder shall be construed to have the meaning as set forth in section 409A of the Code and the regulations promulgated thereunder with respect to the payment (or acceleration of payment) of such deferred compensation, but only to the extent inconsistent with the foregoing provisions of the Change of Control definition as determined by the Incumbent Board.

2.3 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

As Approved August 20, 2013

2.4 “Committee” means the Compensation Committee of the Board (or a Committee of the Board comprised solely of two or more outside directors).

2.5 “Company” means Vantage Drilling Company, a Cayman Islands exempted company.

2.6 “Covered Employee” means an employee of the Company who is a “covered employee,” as defined in Section 162(m), or any successor statute.

2.7 “Domestic Relations Order” has the meaning ascribed to that term in section 414(p) of the Code.

2.8 “Effective Date” means the date the Plan is approved by the Committee.

2.9 “Incentive” means, as of any date, the cash incentive payable under this Plan.

2.10 “Incentive Pool” means a ledger account maintained by the Committee under the Plan to reflect the Company’s aggregate benefit payment obligation under the Plan as determined under Section 5.1, and as limited by Section 5.2, of the Plan.

2.11 “Look-Back Performance Period” means the 42-month Performance Period ending September 30, 2016.

2.12 “Participant” means any eligible person as set forth in Article III to whom an Award is granted.

2.13 “Performance Goal” means a specified threshold and maximum Stock Price applicable to each Performance Period, as follows:

Performance Period Ending:	Threshold Performance Goal	Maximum Performance Goal
September 30, 2013	$2.01	$2.19
March 31, 2014	$2.28	$2.63
September 30, 2014	$2.62	$3.28
March 31, 2015	$2.96	$3.94
September 30, 2015	$3.40	$4.92
March 31, 2016	$3.84	$5.91

Look-Back Performance Period	Threshold Performance Goal	Maximum Performance Goal
September 30, 2016	$4.42	7.38

As Approved August 20, 2013

2.14 “Performance Period” means each of the 6-month periods ending on September 30, 2013, March 31, 2014, September 30, 2014, March 31, 2015, September 30, 2015, March 31, 2016 respectively, and the 42-month period ending on September 30, 2016.

2.15 “Plan” means the “Vantage Drilling Company Management Incentive Plan,” as set forth in this document.

2.16 “Section 162(m)” means section 162(m) of the Code and Department of Treasury rules and regulations issued thereunder.

2.17 “Stock” means the ordinary shares, par value $.001 per share, of the Company.

2.18 “Stock Price” for purposes of the Plan means the sum of (a) the highest average closing price of the Stock on the principal stock exchange upon which the Stock is traded over any five consecutive trading days during the relevant Performance Period and (b) the amount of any dividends declared and paid during the period commencing on the Effective Date and ending on such final date of the relevant Performance Period.

2.19 “Termination Date” means September 30, 2016.

ARTICLE III

ELIGIBILITY

The persons who are eligible to receive Incentive under the Plan are the executives of the Company who, on or after the Effective Date, hold the positions of Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Administrative Officer, and Vice President of Marketing of the Company and such other persons as determined by the Compensation Committee from time to time, and are expected to include the Chief Accounting Officer, Vice President – Operations, Vice President – Assets & Engineering, and the Chief Legal Officer. No person shall be eligible to receive a payment hereunder with respect to a Performance Period that ends prior to the person becoming eligible to participate in the Plan. A person whose employment with the Company is terminated for any reason shall not participate in the Plan following such termination.

ARTICLE IV

ADMINISTRATION

4.1 Administration. The Plan shall be administered by the Committee.

4.2 Authority of the Committee. The Committee shall have full and exclusive power to interpret and apply the terms and provisions of the Plan and Incentives paid under the Plan, and to adopt such rules, regulations and guidelines for implementing the Plan as the Committee may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable

As Approved August 20, 2013

to further the Plan’s objectives. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

4.3 Decisions Binding. All determinations and decisions made by the Committee or the Board, as the case may be, pursuant to the provisions of the Plan and all related orders and resolutions of the Committee or the Board, as the case may be, shall be final, conclusive and binding on all persons.

4.4 No Liability. Under no circumstances shall the Company, its Affiliates, the Board or the Committee incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, its Affiliates’, the Committee’s or the Board’s roles in connection with the Plan.

ARTICLE V

INCENTIVES

5.1 Incentive Pool.

(a) Performance Periods. At the end of each six-month Performance Period, the Committee shall determine if the Stock Price equaled or exceeded the threshold or maximum Performance Goal during such Performance Period. For such Performance Period, the Committee shall credit an amount to the Incentive Pool as follows:

(i) if the Stock Price for such Performance Period did not equal or exceed the threshold Performance Goal for such Performance Period, zero dollars ($0);

(ii) if the Stock Price equaled the threshold Performance Goal for such Performance Period, two million dollars ($2,000,000);

(iii) if the Stock Price exceeded the threshold Performance Goal for such Performance Period but was less than the maximum Performance Goal, two million dollars ($2,000,000) plus an additional amount equal to the product of two million dollars ($2,000,000) multiplied by a fraction (which fraction cannot exceed one), the numerator of which is the amount by which the Stock Price for such Performance Period exceeded the threshold Performance Goal for such Performance Period and the denominator of which is difference resulting from subtracting the threshold Performance Goal for such Performance Period from the maximum Performance Goal; or

(iv) if the Stock Price equaled or exceeded the maximum Performance Goal for such Performance Period, four million dollars ($4,000,000); plus

(v) for the Performance Periods ending on September 30, 2014, March 31, 2015, September 30, 2015 and March 31, 2016, the Incentive Pool shall be credited with an additional amount for each prior Performance Period but only to the extent a Performance Goal for such prior Performance Period was not achieved and such amount has not been credited under clauses (ii), (iii), and (iv) and this clause (v). The amount of the additional credit, if any, shall be calculated by substituting the Stock Price achieved in the later Performance Period as the Stock Price achieved during the prior Performance Period(s) in which a Performance Goal was not achieved, and then making an additional

As Approved August 20, 2013

contribution to the incentive pool as would otherwise be contributed under clauses (ii), (iii), and (iv) above.

(b) Look-Back Performance Period. At the end of the Look-Back Performance Period, the Committee shall determine if the Stock Price equaled or exceeded the threshold or maximum Performance Goal for the Look-Back Performance Period. For such Performance Period, the Committee shall credit an amount to the Incentive Pool as follows:

(i) if the Stock Price did not equal or exceed the threshold Performance Goal for the Look-Back Performance Period, zero dollars ($0);

(ii) if the Stock Price equaled the threshold Performance Goal for the Look-Back Performance Period, twelve million dollars ($12,000,000) less the aggregate amount previously credited to the Incentive Pool by reason of attaining Performance Goal(s) for all prior Performance Periods with the resulting amount not being less than zero dollars ($0);

(iii) if the Stock Price exceeded the threshold Performance Goal for the Look-Back Performance Period but was less than the maximum Performance Goal, the Incentive Pool shall be credited with twelve million dollars ($12,000,000) plus an additional amount equal to the product of twelve million dollars ($12,000,000) multiplied by a fraction (which fraction cannot exceed one), the numerator of which is the amount by which the Stock Price for the Look-Back Performance Period exceeded the threshold Performance Goal for such Period and the denominator of which is difference resulting from subtracting the threshold Performance Goal for the Look-Back Performance Period from the maximum Performance Goal, less the aggregate amount previously credited to the Incentive Pool by reason of attaining Performance Goal(s) for all prior Performance Periods with the resulting amount not being less than zero dollars ($0) ; or

(iv) if the Stock Price equaled or exceeded the maximum Performance Goal for the Look-Back Performance Period, twenty-four million dollars ($24,000,000) less the aggregate amount previously credited to the Incentive Pool by reason of attaining Performance Goal(s) for all prior Performance Period(s).

5.2 Maximum Incentive Pool. Notwithstanding any other provision of the Plan to the contrary, the maximum aggregate amount that may be credited to the Incentive Pool for all Performance Periods shall not exceed a total of twenty-four million dollars ($24,000,000).

5.3 Section 162(m). Incentives paid under the Plan to Covered Employees are intended to constitute qualified performance-based compensation for purposes of Section 162(m). Except as provided in Section 5.8, Incentives under the Plan shall be paid to Covered Employees solely on account of the attainment of the performance goal for the period. The Committee will certify in writing prior to payment of any Incentives under the Plan that the Performance Goal was met. In no event shall an Incentive paid pursuant to the Plan to any Covered Employee for any calendar year exceed of six and a half million dollars ($6,500,000).

5.4 Individual Incentive Potential. If the Performance Goal for a relevant Performance Period is achieved, the Participants may be paid an amount up to the amount as determined in the following table:

As Approved August 20, 2013

Executive/Employee	Percentage of Incentive Pool for each Performance Period
Chief Executive Officer	up to 25%
Chief Operating Officer	up to 20%
Chief Financial Officer	up to 14%
Chief Administrative Officer	up to 14%
Vice President of Marketing	up to 14%
Other Participants	up to 13% in the aggregate

A Participant who becomes eligible for the Plan after the first day of a Performance Period shall be eligible to receive an Incentive payment equal to the percentage set forth above or such lesser percentage as determined by the Committee. In the event that the Committee determines that a lesser percentage should be applicable to such a Participant, the Participant will be eligible to receive a pro-rata Incentive payment that is the product of the stated Incentive percentage multiplied by a fraction, the numerator of which is the number of days the Participant was eligible to participate in the Plan during such Performance Period over the total number of days in such Performance Period.

The Committee may increase or decrease the Incentive payable to any Participant who is not a Covered Employee based on any objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion. The Committee only may decrease the Incentive payable to a Participant who is a Covered Employee below the maximum amount that may be payable, based on the percentage listed above, based on any objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion. The exercise of negative discretion with respect to one employee is not permitted to result in an increase in the amount payable to a Covered Employee; it may however be permitted to result in an increase in the amount payable to non-Covered Employees and an increase in the percentage amount available under the Incentive Pool payable to Participants who are not Covered Employees.

5.5 Vesting. Except as specified in Section 5.8 or provided below, no Participant shall vest or have any right to any portion of any Incentive payment until October 1, 2014. Commencing on October 1, 2014, and subject to Section 5.9, Participants shall have a nonforfeitable right to any Incentive payments if a Participant remains continuously employed by the Company or a subsidiary of the Company for the period commencing on the later of the first day of a Performance Period or the date on which the Participant is initially eligible to participate in the Plan and ending on the later of the last day of the Performance Period. Ifa Participant dies or is terminated due to a disability during a Performance Period, the Participant will remain entitled to the Incentive Payment, if any, that is awarded for such Performance Period, and any Incentive Payment for such Performance Period will vest on the last day of the Performance Period. Notwithstanding the foregoing, the Committee may determine to irrevocably vest all Participants in a non-forfeitable right to any Incentive Payment(s) that has been earned in any preceding Performance Period at any time. To the extent an Incentive payment is not vested in accordance with the preceding sentence, payment of any Incentive hereunder to a Participant will be forfeited, and the Company will have no further obligation hereunder to such Participant if the Participant’s employment with the Company is terminated for any reason other than death or disability.

As Approved August 20, 2013

5.6 Form of Payment. Incentives awarded pursuant to the Plan shall be paid in cash. The Committee may permit Participants to defer the receipt of the payment of an Incentive awarded pursuant to the Plan under the Company’s nonqualified deferred compensation plan, if any, in accordance with the terms of such plan.

5.7 Time of Payment. Except as provided in Section 5.8 and subject to Section 5.9, any Incentives payable for the Performance Periods ending on September 30, 2013, March 31, 2014, September 30, 2014 shall paid on or after October 1, 2014 but in no event later than March 15, 2015, and any Incentives payable for the Performance Periods ending on March 31, 2015, September 30, 2015, March 31, 2016 respectively, shall be paid no later than 75 days following such respective date. The Incentives payable for the Look-Back Performance Period ending on September 30, 2016 shall be paid no later than March 15, 2017. The Committee, in its sole discretion, may accelerate the payment of the Incentives for a Performance Period to an earlier date after the attainment of the Performance Goal for such Performance Period, provided, that with respect to payments to Covered Employees the amount of the Incentive payable is discounted to reasonably reflect the time value of money as required under Treasury Regulation § 1.162-27(e)(2)(iii)(B).

5.8 Change in Control of the Company. Upon the occurrence of a Change in Control of the Company, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any applicable governmental agencies or national securities exchanges, or unless the Committee shall determine otherwise, the following shall occur:

(a) any Incentives that are payable but have not yet been paid shall be paid in full within five business days following the closing of the Change in Control of the Company; and

(b) for the Performance Period in which the Change in Control of the Company occurs, if on the date immediately preceding the closing date of such Change in Control, the Performance Goal for such Performance Period has been achieved, as determined by the Committee, the Incentive for such Period as determined under Section 5.1(a) shall be paid in full within five business days following the closing of the Change in Control of the Company.

5.9 Forfeiture of Incentive. Notwithstanding any other provisions of the Plan, payment of any unvested Incentive hereunder to a Participant will be forfeited, and the Company will have no further obligation hereunder to such Participant if the Participant’s employment with the Company is terminated for any reason, including death or disability. Notwithstanding any other provisions of this Plan, if the Committee finds by a majority vote after full consideration of the facts that a Participant, before or after the termination of the Participant’s employment or affiliation relationship with the Company for any reason committed or engaged in willful misconduct, gross negligence, a breach of fiduciary duty, fraud, embezzlement, theft, a felony, a crime involving moral turpitude or proven dishonesty in the course of the Participant’s employment or affiliation by the Company, which conduct damaged the Company or an affiliate, the Participant shall forfeit any rights to any payments (whether or not vested). The decision of the Committee as to the cause of the Participant’s discharge and the damage done to the Company or an affiliate shall be final. No decision of the Committee, however, shall affect the finality of the discharge of the Participant in any manner.

5.10 Changes in the Company’s Capital Structure.

(a) The existence of the Plan shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference

As Approved August 20, 2013

shares ahead of or affecting the Stock or Stock rights, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) If the Company shall effect a subdivision or consolidation of Stock or other capital readjustment, the payment of a Stock dividend, or other increase or reduction of the number of shares of Stock outstanding, without receiving compensation therefor in money, services or property, then the Committee shall adjust the Performance Goals as it deems appropriate. Any adjustment effected by the Committee under this Section shall be designed to provide the Participants with the intrinsic value of his or her Award, as determined prior to such adjustment.

ARTICLE VI

MISCELLANEOUS

6.1 Unfunded Nature of Plan. The Plan shall constitute an unfunded, unsecured obligation of the Company to make Incentive payments from its general assets in accordance with the provisions of the Plan. The establishment of the Plan shall not be deemed to create a trust. No Participant shall have any security or other interest in any assets of the Company.

6.2 Prohibition Against Assignment or Encumbrance. No right, title, interest or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant or any person claiming under a Participant shall have the power to sell, transfer, pledge, anticipate or dispose of any right, title, interest or benefit hereunder in any manner until the same shall have been actually distributed free and clear of the terms of the Plan. No Incentive Payment or a right to any Incentive Payment under the Plan may be awarded to an alternate payee under a Domestic Relations Order.

6.3 Plan Not an Employment Contract. Nothing in the adoption or implementation of the Plan shall confer on any Participant any right to continued employment by the Company or affect in any way the right of the Company to terminate a Participant’s employment.

6.4 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

6.5 Withholding of Taxes. The Company shall have the right to deduct from any payment made under the Plan any foreign, federal, state or local taxes required by law to be withheld with respect to such payments.

6.6 Rights of Company. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

6.7 Section 409A. Payments under the Plan are intended to comply with the provisions of section 409A of the Code, and shall be construed and interpreted in accordance with such intent. Notwithstanding any provision contained in the Plan to the contrary, if (i) any payment hereunder is

As Approved August 20, 2013

subject to section 409A of the Code, (ii) such payment is to be paid on account of a Participant’s separation from service (within the meaning of section 409A of the Code) and (iii) the Participant is a “specified employee” (within the meaning of section 409(a)(2)(B) of the Code), then such payment shall be delayed until the earlier of (i) the first day of the seventh month following the Participant’ s separation from service (or, if later, the date on which such payment otherwise is to be paid under the Plan), (ii) the date of the Participant’s death or (iii) the date that otherwise complies with the requirements of section 409A of the Code. If any payment to a Participant is delayed pursuant to the foregoing sentence, such payment shall, during such delay period, be accumulated and paid in a lump sum at the earliest date which complies with the requirements of section 409A of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under section 409A of the Code upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of section 409A of the Code and the payment thereof prior to a “separation from service” would violate section 409A of the Code. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.

6.8 Amendment and Termination of the Plan. The Committee may modify or terminate the Plan at any time without prior notice to or consent of a Participant or the shareholders of the Company.

6.9 Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of Texas, except to the extent such laws are preempted by an applicable federal law.